Exhibit 10.2
XIAMEN INTERNATIONAL BANK SHANGHAI BRANCH
CONTRACT ON MULTI-PURPOSE LOAN
No.: GAS09012
Party A (Loanee): FINISAR SHANGHAI INC.
     Address:       66 Huiqing Road, East Area, Zhangjiang Hi-Tech Park, Shanghai
Party B (Loaner): Xiamen International Bank Shanghai Branch
     Address:       Unit A, 4/F, Yonghua Tower, 138 Pudong Avenue, Shanghai
Whereas,
After a bilateral consultation by the parties concerned, Party B has agreed to grant the following loan for use by Party A, and the Contract is hereby formulated to clarify their respective economic responsibilities:

1.	Amount of Loan:	Five Million Five Hundred Thousand USD Only (USD5,500,000.00).

2.	Valid Term of Loan:	Commencing on January 7, 2010 and concluding on January 6, 2013. Upon the termination of the valid term, the unused loan amount shall automatically cease to be effective.

3.	Interest Rate of Loan and Calculation of Interest:
3.1	Interest Rate of Loan:

The London Inter-Bank Offered Rate (LIBOR) for USD (loan currency): (3-month term) LIBOR + 2.3% (annual interest rate). The LIBOR value at the time of the withdrawal of the loan amount shall be based on that as published by Reuters at the LIBOR upon the date of withdrawal of the loan amount granted when the loan interest is beginning to be calculated, with an adjustment to be made once every three months. The interest rate, once adjusted, shall be promptly executed.

3.2	Calculation of Interest
3.2.1	If the interest starts to be calculated on the date of the actual withdrawal by Party A, the interest payable shall be: the loan amount withdrawn × loan interest rate (annual interest rate) × the number of days when the loan amount is used ÷ 360.
3.2.2	Settlement of Interest:

Within the valid period of this Contract, Party B shall charge loan interest on quarterly basis, the settlement date being the last banking day at the end of each three months (one day earlier in case of a legal holiday). Party A shall repay the interest as due on the day of settlement of interest. The first day for repayment of interest shall be the first day of settlement of interest after the issuance of the loan amount.
4.	Purpose of Loan

The loan under this Contract shall be used for turnover of current capital.
5.	Application of Loan Amount
5.1	Within the valid loan period, Party A shall make a written application to Party B in two banking days in advance before his withdrawal of each loan amount for use. Party B has the right to unilaterally decide if the loan amount should be granted to Party A. With the approval by Party B after a due examination procedure, Party A may proceed to the use of the loan amount.

5.2	Within the valid loan period, the amount, duration and purpose of each loan amount for use shall be based on the corresponding business vouchers (including but not limited to debit notes).

5.3	The balance total under the use items of each of the sub-items of the loan shall not exceed the total of the loan amount under this Contract.

5.4	Within the valid loan period, Party A may use the loan amount cyclically.
6.	Repayment of Principal and Interest
6.1	Party A shall repay as due the principal and interest as specified in this Contract. When repayment of the loan amount is made, the interest corresponding to the loan amount shall be cleared up in full. The repayment of the principal and interest amount shall be made all in the same currency as the original.

6.2	Party A, who has presented his notice on premature repayment, may also make premature repayment of all or part of the loan amount yet to be due.

6.3	In case the repayment of the principal or interest is due or overdue, Party A shall have the right to deduct the amount from the account of Party A to cover the principal, the penalty interest for overdue repayment, and the compound interest. Party A, however, should give Party B a notice to that effect in advance.
7.	Guarantee:

8.	Business Contact:	(Tick your appropriate option selected in the corresponding box according to the examination and approval requirements.)

☐	8.1	The recovered amount from the sales or business income of Party A is to be transferred into the deposit account of Party A established with Party B. The said recovered amount does not include the amount that is intended by Party A for repayment of the loan amount to Party B and that has been transferred into the said deposit account.

☐	8.2	Businesses on the part of Party A with regard to settlement, sales and remittance as well as buying and selling transactions of foreign exchange are to be conducted through Party B.

☐	8.3	Import and export settlement businesses on the part of Party A are to be conducted through Party B.

☐	8.4	Others:
9.	Other Terms and Conditions:
9.	1	Party A shall also abide by the following provisions:
9.1.1	Party A shall observe the restrained targets as set by Party B for the financial affairs.

9.1.2	Party A shall keep Party B informed of his external guarantee regularly, and guarantee that the information and the amount of the external guarantee as provided for Party B are complete, true and accurate.

9.1.3	Party A shall report truthfully to Party B on the use of each loan amount, and promise that the loan amount borrowed from Party B will not be used in any form in the stock exchange market or the futures market, nor will it be used in the investment of an equity nature or in any other activity in violation of the legal restriction or ban on the use of the loan.

9.1.4	Party B shall not make any of the executive business assets as part of an external guarantee, unless consented to in writing by Party B.
9.2	Party A may draw out the amount of not more than USD4,500,000 under this loan contract, and Party B shall decide, depending on the business status and business transactions of Party A after a six-month contact by Party B with Party A, as to whether the remaining amount of USD1,000,000 shall be granted.

9.3	Party B has the right to make an adjustment each year to the loan interest rate under this Contract.

9.4	The time for withdrawal of the amount under this loan contract shall not exceed the annual inspection day as undertaken in the Letter of Commitment on Annual Inspection.

9.5	Within the valid loan period, the scale of the international settlement of Party A at Party B shall not be lower than USD12,000,000, and shall not be lower than USD3,000,000 for each three months, which shall be placed under inspection on quarterly basis.

9.6	Party A shall enjoy the right of priority in placing any pledge under the mortgage of Party B.
10.	Declaration and Commitment:
10.1	Party A has carefully read this Contract and has fully understood and accepted the content of this Contract. Party A has signed and promised to perform this Contract of his own free will, and has truly expressed his meanings.

10.2	Party A guarantees to use the loan for a purpose which is proper and lawful, and to abide by laws in his business operation.

10.3	Party A shall provide Party B, on quarterly basis, with information about his financial and accounting status, production and business status, and other relevant written explanatory statements. Party A shall actively cooperate Party B in and conscientiously accept the inspection and surveillance of Party B over his production and business operation, his financial activities, and the use of the loan amount under this Contract. All the documents, materials, statements and vouchers provided by Party A under this Contract are true, complete, correct and effective.

10.4	Party A, during the valid period of the loan, shall promptly keep Party B informed of any change in the name, the legal representative (chief), address and business scope of Party A.

10.5	Party A shall give Party B a 30-day written notice and demand a proper performance of settlement of and guarantee for the debt, in case of an occurrence to Party A, during the valid period of the loan, that may sufficiently affect the realization of the creditor’s right of Party B, including decrease in registered capital, contracting, lease, stock system reformation, cooperated business operation, re-grouping, merge, branching, joint venture, application for suspension of business for rehabilitation, application for dissolution of business, and application for bankruptcy.

10.6	Party A shall give Party B an immediate written notice and demand a proper performance of settlement of and guarantee for the debt, in case of an occurrence to Party A, during the valid period of the loan, that may cause a significant unfavorable impact on the his ability to clear up his debt, including suspension of production, close-down of business, cancellation of registration, withdrawal of business license, engagement of the board director, stockholder, authorized representative or business chief in an illegal activity or involvement in major procedural activity, serious frustration in business, and worsening of financial status.

10.7	Party A, who intends to provide guarantee, mortgage, hypothecation or any other form of guarantee that may affect the creditor’s claim of Party B, shall ask Party B first for consent in writing.

10.8	Party A shall undertake the expenses involved in this Contract, including attorney fee, insurance fee, appraisal fee, registration fee, care-taking service charge, verification fee and notarization fee.
11.	Breach Incident:
11.1	Party A has violated the provisions of this Contract, or has acted against his declaration and commitment to Party B.

11.2	Cross-Violation Provisions:

Party A, who has violated an agreement of a financing nature with Party B, or has been involved in a major legal procedure or arbitral procedure, or in some other legal dispute that may affect or impair or has affected or impaired the right and interest under this Contract, shall be regarded as having committed an act of breach against this Contract.

11.3	The indexes indicating Party A’s credit degree, earning capacity, asset liability rate, and net cash circulation in business activities are no longer able to meet the requirements of Party B for grant of loan, or there has been a major change in the production and business or in the financial status of Party B, which has brought about a serious negative impact on the security of this loan.

11.4	Any other instance that Party B deems as sufficient to influence the performance by Party A of his obligations.
12.	Settlement of Dispute:

Party B shall have the right to take any one or a number of the following measures in case of a breach act against this Contract:
12.1	Execute a corresponding adjustment, cancellation or suspension of the loan under this Contract, or an adjustment to the expiry date for the loan under this Contract.

12.2	Suspend the grant of the loan under this Contract, announce prompt expiration of the loan, and demand that Party A immediately repay the relevant principal and interest of the loan and pay the relevant expenses.

12.3	Charge a compound interest on the interest unpaid by Party A as scheduled (including all or part of the prematurely due loan interest to be paid to Party B), beginning from the following day after the day interest is due, on the basis of the penalty interest rate for delay in repayment as specified in Clause 12. 4.

12.4	Charge an interest on the overdue loan amount (including all or part of the prematurely due loan principal to be repaid to Party B) on the basis of the penalty interest rate for delay in repayment as agreed on in this clause. The penalty interest rate for delay in repayment includes the following: aside from the interest to be paid on the basis of the interest rate as agreed on in Clause 3. 1 under this Contract, Party A shall pay separately to Party B the penalty interest for the delay in repayment on the overdue loan amount yet to be repaid, beginning from the day of delay in the repayment of the loan amount till the principal is cleared up. The penalty interest rate for delay in repayment shall be 50% of the loan interest rate as agreed on in Clause 3. 1 of this Contract.

12.5	Party A, who has failed to use the loan amount as specified in this Contract, shall undertake a contractual fine to Party B for the loan amount misused beginning from the date of the said misuse till the principal is cleared up. The rate of the contractual fine shall be 100% of the loan interest rate as agreed on in Clause 3. 1 of this Contract.

12.6	Party B may deduct the amount of the overdue loan principal, the interest, the penalty interest, the compound interest and the contractual fine directly from the account of Party A.

12.7	Party B shall have the right to demand that Party A provide Party B with a new guarantee acceptable to Party B.
13.	The actual business vouchers (including but not limited to the loan instruments) and other relevant legal documents shall form an inseparable part of this Contract.

14.	This Contract shall come into force after the signature and seal by Party A and Party B and after the completion of the terms and conditions for loan as specified in this Contract (if applicable). This Contract stays effective till all the loan principal and interest, the penalty interest, the compound interest and other expenses under this Contract are cleared up by Party A.

15.	The invalidity of all or part of the provisions under this Contract shall not affect the validity of the provisions on guarantee.

16.	This Contract is governed by the laws of the People’s Republic of China. In case of a dispute arising from the performance of this Contract, the case shall be filed for a decision to the local People’s Court in the area of which Party B is located. During the period of the legal procedure, the provisions that are not involved in the dispute shall continue to be implemented.

17.	Other provisions agreed on:

18.	This Contract is made in three copies to be held one copy by Party A and two copies by Party B. All the three copies are of equal legal validity.

Party A: (Personal Seal):	Party B:

FINISAR SHANGHAI INC.	XIAMEN INTERNATIONAL BANK
SHANGHAI BRANCH
(Seal)	(Seal)

Legal Representative	Legal Representative
(or Authorized Representative):	(or Authorized Representative):
(Signature/Seal)	(Seal)

Zhang Dapeng (Seal)
Date Signed: January 6, 2010
Place Signed: Shanghai Pudong New Area
Witness: Fang Jingjing (Signature)

Letter of Commitment on Annual Inspection
Xiamen International Bank Shanghai Branch:
Your Bank and this Company have entered into the ‘Contract on Multi-Purpose Loan’ (No.: GAS09012) (‘Loan Contract’), agreeing that your Bank shall grant a multi-purpose loan amounting to Five Million Five Hundred Thousand USD only (USD5,500,000.00) to this Company for a period commencing on January 7, 2010 and concluding on January 6, 2013. This Company has hereby made the following commitment that during the said loan period, your Bank shall have the right to conduct an annual inspection of the business status of this Company prior to January 6 each year (annual inspection day); and shall have the right to decide if this Company is allowed to continue the use of the loan amount under the Loan Contract. If this Company has proved to have abided by the provisions of the Loan Contract and if your Bank shall still decide to dissolve the Loan Contract after your inspection, the Loan Contract shall then be terminated on January 6 of the year. Your Bank shall have the right to demand claims from this Company and the guarantor in accordance with the then situation upon the termination of the loan.
This Letter of Commitment on Annual Inspection, once formulated, shall be irreversible and irrevocable.
This Letter of Commitment on Annual Inspection forms a supplementary document to the Loan Contract and an inseparable part of the Loan Contract.

Committed By:
(Common Seal and Signature of Authorized Signatory)

Zhang Dapeng (Seal)

FINISAR SHANGHAI INC.
(Seal)

Dated: January 6, 2010
Witnessed By: Fang Jingjing (Signed)